Exhibit 6.2

LEASE AGREEMENT

This Lease Agreement made as of the _____ day of _______________, 20__, by and between High Hope and Luck Lu LLC a Kentucky LLC, for and on behalf of itself and it affiliates, hereinafter called the “Landlord” and Gourmet Renee LLC dba Bircus Brewing Co, a Kentucky LLC hereinafter called the “Tenant.”

RECITALS:

WHEREAS, Landlord desires to provide space within its facilities and on its land for a brewery, brewpub, outdoor beer garden and entertainment center;

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations herein made and undertaken, Landlord and Tenant mutually agree as follows:

1.          Premises. Landlord, in consideration of the performance by Tenant of the covenants hereinafter provided, which Tenant agrees to fully and promptly perform, does hereby lease to Tenant the Building (“Building”), Land, parking lot, and improvements (“Premises”) located at 326 Elm St., Ludlow, KY. The Building is also known as the Ludlow Theater. The Premises are further described or depicted upon Exhibit A attached hereto.

2.          Term. The term of this Lease shall be for a period of five years, commencing on March 1, 2016, and terminating on March 1, 2021, unless sooner terminated, as set forth herein (“Initial Term”). During the Initial Term and thereafter, if notice of intent to terminate this Lease is not provided at least thirty (30) days prior to the end of the then current term, the Lease term shall automatically renew for successive one-year renewal periods on the same terms and conditions hereof.

3.          Rental Payment. Tenant shall pay Landlord a base rental payment equal to fifteen percent (15%) of the Tenant’s gross revenues for each month, assuming that this amount is no more than Three Thousand Dollars ($3,000.00) per month. Under no circumstances will Tenant be required to pay more than Three Thousand Dollars ($3,000) in any one month. The rent is payable in advance on or before the tenth day of each month. In addition to rent, Tenant agrees to directly pay all other costs and expenses which are the responsibility of Tenant as set forth in this Lease. Tenant herein agrees to pay Landlord a late fee equal to five percent (5%) of the then due monthly rental amount if Landlord has not received Tenant’s monthly rental payment within five (5) days after the tenth day of the month when due.

4.          Landlord Refund to Tenant. Landlord understands and acknowledges the Tenant intends to make significant improvements to the Premises in order to allow the Tenant to carry on its business of brewery, brewpub, beer garden, and entertainment center at the Premises. Landlord agrees to refund the value of all improvements Tenant makes to the property to the Tenant in the event that the Tenant’s brewery, brewpub, beer garden, and entertainment center never operates at the Premises.

5.          Place of Rental Payment. Rent shall be payable by Tenant to Landlord at such place as Landlord may designate in writing from time to time and rent shall be payable promptly without deduction, set off or demand.

6.            Triple-Net Lease. Tenant acknowledges that this Lease is intended to be a “triple-net lease,” and shall be carefree to the Landlord except as otherwise set forth herein.

7.            Utilities. Tenant agrees to pay or cause to be paid all utilities on the Premises, including, without limitation, any and all charges for gas, electricity, light, heat, power, telephone or other communication services used, rendered or supplied in connection with the Premises and all water rents and sewer services or charges which are levied upon or charged against the Premises during the term of this Lease. Landlord shall not be liable to Tenant in damages or otherwise if any utilities or services are interrupted due to causes beyond Landlord’s reasonable control, nor shall any such interruption or termination be deemed a constructive eviction of Tenant or relieve Tenant of any of its obligations under this Lease.

8.            Taxes. Tenant shall pay, as Additional Rent, all Real Estate Taxes, which shall, during the term of this Lease, be assessed or imposed upon, or become due and payable, or a lien upon the Premises or any portion thereof. Upon request, the Tenant will furnish the Landlord with proof satisfactory to the Landlord evidencing the payment thereof. Tenant shall be responsible for and shall pay before delinquency all municipal, county, federal or state taxes coming due during or after the Lease Term against Tenant’s interest in this Lease or against personal property of any kind owned or placed in, upon or about the Premises by Tenant, including taxes on Tenant’s business in the Premises or machinery, equipment, inventory or other personal property or assets of Tenant.

9.            Insurance

a.           Tenant shall keep the Premises insured against loss by fire or other casualty in an amount determined by Tenant, or may self-insure, at Tenant’s option.

b.           Tenant shall at all times, and at its sole cost, maintain commercial general insurance on the interior of the Premises with aggregate limits for personal injury and property damage of at least $1,000,000. Such public liability policy shall designate Landlord and Tenant as named insurers as their respective interests may appear, and Tenant shall provide Landlord with a copy thereof and shall exhibit receipts showing payment of premiums on request from Landlord. Tenant shall also be responsible for keeping the furniture, fixtures, equipment and other property owned or leased by Tenant and situated at the Premises insured against loss by fire or other casualty. Notwithstanding the foregoing, if Tenant’s insurance obligations pursuant to this Section 9(b) are covered by Landlord’s self-insurance program due to the a parent-subsidiary or other affiliation of the parties unrelated to this Lease, Tenant shall not be obligated to obtain additional insurance to comply with this Section 9(b).

c.           Tenant shall maintain public liability insurance (or self-insure) for the exterior areas of the Building in limits determined by Tenant.

10.           Interruption of Service. Landlord does not warrant that any utility service or other services to be provided by Landlord will be free from interruption due to causes beyond Landlord’s reasonable control. In the event of temporary interruption of service or unavoidable delay in making of repairs, the same shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises nor render Landlord liable to Tenant for damages, abatement of rent or otherwise, nor shall the same relieve Tenant from performance of Tenant’s obligations under this Lease.

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11.         Mutual Waiver of Subrogation. In addition to any other waiver herein contained, Landlord and Tenant, to the extent permitted in their respective insurance policies or coverages, each waive any right of action each may acquire against the other by loss or damage to its property or to property in which it may have an interest in or upon the Premises or the Building where such loss is caused by fire or perils usually included in fire and all risk insurance coverage, vandalism or sprinkler leakage, regardless of fault or negligence.

12.         Repairs. Except for ordinary wear and as otherwise provided in this Lease, Tenant shall, at Tenant’s sole expense, keep in good order, condition and repair the interior of the Premises, and shall promptly and adequately repair all damage to the interior of the Premises and replace or repair all glass, fixtures, equipment and appurtenances therein damaged or broken, under the supervision and with the approval of Landlord, and if Tenant does not do so Landlord may, but need not, make such repairs and replacements, and Tenant shall promptly pay Landlord the cost thereof.

13.         Compliance with Laws. Tenant shall comply with all Federal, State, County and local laws, ordinances, rules and regulations affecting or respecting the use or occupancy of the Premises by the Tenant or the business at any time thereon transacted by the Tenant.

14.         Covenant of Quiet Enjoyment. Tenant, upon paying the rents and keeping and performing the covenants of this Lease to be performed by Tenant, shall peacefully and quietly hold, occupy and enjoy said Premises during the initial term or any renewal of this Lease without any hindrance or molestation by Landlord or any person lawfully claiming under Landlord.

15.         Assignment and Subletting; Rights of First Refusal. Tenant shall not assign or sublet this Lease, the Premises or any portion thereof, unless Tenant has obtained the prior written approval of Landlord, in Landlord’s sole discretion.

16.         Fire or Other Casualty. Should the Premises be damaged or destroyed by any cause, then either party may terminate this Lease upon written notice to the other party. If this Lease is not terminated, and Landlord determines to reconstruct the Building and Premises, there shall be an equitable abatement of rent during the period that the Premises may be wholly or partially unavailable for use by Tenant for its operations. Landlord shall have no obligation to repair or restore.

17.         Eminent Domain. If the whole of the Premises or access thereto by public highway shall be taken by any public authority under the power of the eminent domain or if so much of the Building shall be taken by any such authority under the power of eminent domain so that Tenant cannot continue to operate its business in the Premises, then the terms of this Lease shall cease as of the day possession shall be taken by such public authority and the rent shall be paid up to that day with proportionate refund by Landlord of any such rent as may have been paid in advance. The amount awarded for any taking under the power of eminent domain shall belong to and be the sole property of Landlord whether such amount be awarded as compensation for diminution in value to Tenant’s leasehold or to Landlord’s fee interest in the Land or as damage to the residue.

18.         Waiver. No waiver of any of the covenants or agreements herein contained or of any breach thereof shall be taken to constitute a waiver of any other or subsequent breach of such covenants and agreements or to justify or authorize the non-observance at any other time of the same or of any other covenants or agreements.

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19.         Removal of Furniture and Equipment. Tenant shall be privileged at any time to remove any of its furniture or equipment from the Premises, provided, however the Premises shall be restored by Tenant at its sole expense to its original condition, ordinary wear and tear excepted.

20.         Notices. All notices required or permitted to be given under this Lease shall be given at the following address:

To Landlord:	High Hope & Luck Lu, LLC
322 Elm St.
Ludlow, KY 41016

To Tenant:	Bircus Brewing Co.
322-326 Elm St.
Ludlow, KY 41016

or at such other place as such party may designate in writing. All notices shall be in writing and shall be sent by certified mail, postage prepaid.

21.         Subordination. Notwithstanding anything to the contrary herein, this Lease is subject and subordinate to all mortgages which may now or hereafter affect the Premises, the Building, or the Land and to all renewals, modifications, consolidations, replacements and extensions thereof. In addition, Tenant consents to the collateral assignment of this Lease by Landlord to any lender of Landlord who now or hereafter provides financing for the Building or Land. This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee. In confirmation of such subordination, Tenant shall execute promptly any subordination certificate that Landlord may request.

22.         Fixtures, Alterations and Unauthorized Use of Premises. All Tenant’s fixtures, installations, and personal property not removed from the Premises within one hundred and eighty (180) days of expiration or termination, shall be conclusively presumed to have been abandoned by Tenant and title thereto shall pass to Landlord under this Lease as by a bill of sale, unless Landlord elects not to accept title to any such items. All Tenant’s fixtures, installations and personal property removed within one hundred and eighty (180) days of expiration or termination shall be conclusively determined to be property of the Tenant.

23.         Redelivery of Premises. Tenant shall, on the expiration of this Lease, deliver up the Premises in as good order and condition at it now is or may be put by Landlord, reasonable use and ordinary wear and tear and damage by fire or other unavoidable casualty, condemnation or appropriation excepted, and Tenant shall promptly surrender all keys to the Premises to Landlord.

24.         Examining Premises. Landlord or its duly authorized agent shall have the right to enter the Premises at all reasonable time to examine the condition of the same and to make repairs to the Premises or Building.

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25.           Indemnification. Tenant shall pay all loss or damage occasioned by or arising out of the use and occupancy of the Premises by Tenant and its agents, employees and invitees, and Tenant will indemnify, defend and save Landlord harmless from and against any loss or liability thereby or therefor and from and against any expense, cost and attorney fees incurred in connection with any such claim.

26.           Cleanliness of Premises. Tenant will keep the interior of the Premises clean and will not store any refuse, trash or hazardous materials in or around the Building.

27.           Rights Reserved to Landlord. Landlord shall have the following rights exercisable without notice and without liability to Tenant for damage or injury to property, person or business (all claims for damage being hereby released), and without affecting or disturbing Tenant’s use or possession or giving rise to any claim for setoffs, or abatement of rent:

a.           To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy if during the term of this Lease, Tenant vacates the Premises, or at any time after Tenant abandons the Premises.

b.           At any time or times, to decorate and make repairs, alterations, additions and improvements, structural or otherwise, in or to the Premises, the Building or parts thereof and to perform any acts related to the safety, protection and preservation thereof, and during such operations to take into and through the Premises or any part of the Building all material and equipment required and to close or temporarily suspend operation of entrances, doors, corridors, elevators or other facilities, provided that Landlord shall cause as little inconvenience or annoyance to Tenant as is reasonably necessary in the circumstances, and shall not do any act which permanently reduces the size of the Premises. Landlord may do any such work during ordinary business hours and Tenant shall pay Landlord for overtime and any other expenses incurred if such work is done during other hours at Tenant’s request.

28.           Remedies Reserved to Landlord. All rights and remedies of Landlord herein enumerated shall be cumulative and none shall exclude any other right or remedy allowed by law:

a.           If any voluntary or involuntary petition or similar pleading under any section or sections of any bankruptcy act shall be filed by or against Tenant, or if any voluntary or involuntary proceeding in any court or tribunal shall be instituted to declare Tenant insolvent or unable to pay Tenant’s debts, or if Tenant makes an assignment for the benefit of its creditors, or if a trustee or receiver is appointed for Tenant or for the majority part of Tenant’s property, then and in any such event Landlord may, if Landlord so elects but not otherwise, and with or without notice of such election, and with or without entry or other action by Landlord, forthwith terminate this Lease.

b.           If Tenant defaults in the prompt payment of rent and such default shall continue for five (5) or more days after written demand that the same is due and payable, or if Tenant defaults in the performance or observance of any other provision of this Lease and such other default shall continue for ten (10) or more days after notice thereof shall have been given to Tenant, or if the leasehold interest of Tenant be levied upon under execution or attached by process of law, or if Tenant abandons the Premises, then and in any such event, Landlord, if it so elects, with or without notice or demand, forthwith, or at any time thereafter while such default continues, either may terminate Tenant’s right to possession, without terminating this Lease, or may terminate this Lease.

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c.           Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of this Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord full and free license to enter into and upon the Premises in such event with or without process of law and to repossess Landlord of the Premises as of landlord’s former estate and to expel or remove Tenant and any other who may be occupying or within the Premises and to remove any and all property therefrom, using such force as may be necessary, without being deemed in any manner guilty of trespass, eviction, forcible entry or detainer, or conversion of property, and without relinquishing Landlord’s rights to rent or any other right given to Landlord hereunder or by operation of law. Tenant expressly waives the service of any demand for the payment of rent or for possession and the service of any notice of Landlord’s election to terminate this Lease or to reenter the Premises, including any and every form of demand and notice prescribed by any statute or other law, and agrees that the simple breach of any covenant or provision of this Lease by Tenant shall, of itself, without the service of any notice or demand whatsoever, constitute a forcible detainer by the Tenant of the Premises within the meaning of the statutes of the State of Ohio.

d.           If Tenant abandons the Premises or otherwise entitles Landlord to so elect, and if Landlord elects to terminate Tenant’s right to possession only, without terminating this Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as provided herein without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from Tenant’s obligation to pay the rent hereunder for the full term and any renewal of this Lease. Upon and after entry into possession without termination of this Lease, Landlord may, but need not, relet the Premises or any party thereof for the account of Tenant to any person, firm or corporation other than Tenant for such rent, for such time and upon such terms as Landlord, in Landlord’s sole discretion, shall determine, and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. In any such case, Landlord may make repairs, alterations and additions in or to the Premises, and redecorate the same to the extent deemed by Landlord necessary or desirable, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expenses of the reletting. If the consideration collected by Landlord upon any such reletting for Tenant’s account is not sufficient to pay the full amount of unpaid rent reserved in this Lease, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses, Tenant shall pay to Landlord the amount of such deficiency upon demand and if the consideration so collected from any such reletting is more than sufficient to pay the full amount of the rent reserved herein, together with the costs and expenses of Landlord, Landlord, at the end of the stated term of this Lease, shall account for the surplus to Tenant.

e.           If Landlord elects to exercise its rights to terminate the Lease or to terminate Tenant’s right to possession of the Premises, without terminating this Lease, as provided in this Section, Landlord may elect to hold Tenant liable for all rent and other indebtedness accrued through the date that the Lease is terminated or Tenant’s right to possession of the Premises is terminated. At Landlord’s election, Tenant shall also be immediately liable for all rent and other indebtedness that otherwise would have been payable by Tenant pursuant to this Lease during the remainder of the term of the Lease had there been no default by Tenant thereunder, reduced by any sums actually received by Landlord from the reletting of the Premises during the term of this Lease.

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f.            Any and all property, which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored in a commercial warehouse or otherwise by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the term, however terminated, shall be conclusively deemed to have been forever abandoned by Tenant.

g.           Tenant shall pay all Landlord’s costs, charges and expenses, including fees of counsel, agents and others retained by Landlord, incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.

h.           If Tenant violates any of the terms and provisions of this Lease, or defaults in any of its obligations hereunder, other than the payment of rent or other sums payable hereunder, such violation may be restrained or such obligation enforced by injunction.

29.          Damage to Personal Property. All equipment, fixtures and personal property belonging to the Tenant or to any other person which is located in or about the Premises (including, without limitation, parking areas) shall be there at the sole risk of the Tenant or such other person, and neither the Landlord, nor Landlord’s employees or agents, shall be liable for the theft or misappropriation thereof, or any damage or injury thereto. Tenant further agrees that neither the Landlord, nor Landlord’s employees or agents, shall be responsible for any damage or injury to Tenant or to any other persons or to any of their property caused by water, snow, frost, steam, heat or cold, dampness, falling plaster, sewers or sewage, gas odors, noise, the bursting or leaking of pipes, plumbing, electrical wiring and equipment or any other fixtures, or by any act or negligence of other tenants or occupants of the Building. Tenant shall be responsible for obtaining its own insurance on Tenant’s equipment, fixtures and other personal property, in addition to Tenant’s responsibility to obtain the liability insurance as specified in this Lease.

30.          Holding Over. In the event Tenant remains in possession of the Premises after the date of expiration of the initial term of this Lease or any renewal option timely exercised by the Tenant, then, unless a new agreement in writing shall have been entered into between the parties hereto, the Tenant shall be a tenant from month to month, and such tenancy shall otherwise be subject to all of the covenants and conditions of this Lease except that the rent shall be at 110% of the prior monthly rental rate or at other rates fixed by the Landlord.

31.          Miscellaneous.

a.           Landlord and Tenant each represent and warrant to the other party that there are no brokers involved in this transaction and no claims for brokerage commissions or finder’s fees in connection with the negotiation and execution of the Lease, and each party agrees to indemnify and hold the other party harmless from and against all liabilities and expenses arising out of any such claims for broker commissions or finder’s fees.

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b.           No waiver of any of the covenants or agreements contained in this Lease or any breach thereof shall be construed as a waiver of any other or subsequent breach of such covenants and agreements or to justify or authorize the nonobservance at any other time of the same or of any other covenants or agreements. To be effective against the Landlord, any waiver of any term or condition of this Lease must be in writing executed by Landlord.

c.           The recording of this Lease is prohibited.

d.           This Lease shall be binding upon the parties hereto and their respective heirs, successors, representatives, and permitted assigns.

e.           This Lease shall be governed by the laws of the Commonwealth of Kentucky.

32.          Entire Agreement. This agreement constitutes the entire understanding between the parties and supersedes all prior agreements. No waiver, modification or addition to this Lease shall be valid unless in writing and signed by both Landlord and Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument.

Tenant:	Landlord:
Gourmet Renee LLC dba Bircus Brewing Co.	High Hope and Luck Lu LLC, a Kentucky LLC
a Kentucky LLC
By:	By:
Title:	Title:

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EXHIBIT A

[Description of Premises]

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